Exhibit 99.1
NASH FINCH APPOINTS DENISE WILSON
SENIOR VICE PRESIDENT, HUMAN RESOURCES
Former NRG Executive Brings Extensive Human Resources Experience
MINNEAPOLIS (April 11, 2007) — Nash-Finch Company (NASDAQ: NAFC), a leading national food distributor, today announced that Denise M. Wilson has joined the Nash Finch senior leadership team as Senior Vice President, Human Resources. Ms. Wilson brings 19 years of human resources experience, and more than ten years of senior executive management experience.
     Ms. Wilson joins Nash Finch from NRG Energy, Inc. (NYSE: NRG), a wholesale power generation company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products in the United States and internationally. Ms. Wilson most recently served as NRG’s Executive Vice President and Chief Administrative Officer, with responsibility for oversight of Information Technology (IT), Human Resources, Regulatory & Government Affairs, and Office Services. Prior to that position, Ms. Wilson served as NRG’s Vice President, Human Resources.
     Commenting on today’s announcement, Alec C. Covington, President and Chief Executive Officer said, “I am delighted to welcome Denise Wilson to Nash Finch. Denise is a seasoned human resources professional with a wealth of experience in organizational effectiveness. Denise’s strong leadership skills and strategic perspective make her the ideal candidate for this position. We look forward to her contributions as we work together to strengthen the Company’s competitive edge and deliver value to our shareholders.”
     Prior to her seven years of service with NRG, Ms. Wilson was the Vice President, Human Resources at Metris Companies, Inc., and earlier served as Director, Human Resources at General Electric, GE Capital IT Solutions. Ms. Wilson earned her Bachelor of Science degree in education and her Master of Arts degree in Industrial Relations from the University of Minnesota.
     Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
# # #
Contact:
Brian Numainville
952-844-1201